                                                                   EXHIBIT 99.01

                    ONSALE AND EGGHEAD SIGN MERGER AGREEMENT

          STRATEGIC COMBINATION TO CREATE A LEADER IN ONLINE RETAILING


MENLO PARK, CA AND VANCOUVER, WA, JULY 14, 1999 - Onsale(R), Inc. (Nasdaq: ONSL) and Egghead.com, Inc. (Nasdaq: EGGS) today jointly announced the signing of a definitive merger agreement. The strategic combination will create a leader in online retailing of technology products and related categories.

The companies have a combined 1999 sales rate approaching $500 million based on current trends, and reported over $160 million in cash at the end of the March quarter. In addition, with over three million estimated unique monthly visitors and approximately 2.8 million combined customer records, the company expects to rank number one in traffic among online technology retailers. The new company will operate under the name and web address of "Egghead.com" with auctions and sales of surplus goods under the Onsale banner.

The merger will be effected by exchanging .565 shares of Onsale for each outstanding share of Egghead.com, valued at approximately $400 million, in a tax-free transaction, resulting in current Egghead.com shareholders owning approximately 47 percent of the combined company. The merger is intended to be a pooling of interests, and is subject to approval by shareholders of both companies, regulatory approval and other customary conditions. Executives and directors of both companies have agreed to vote their shares in favor of the proposed transaction.

"On the Internet, scale and brand matter," said Jerry Kaplan, Onsale's CEO. "Our plan is simple: combine two top technology retailers to create a clear market leader; pool our marketing budgets to drive a single brand around the Egghead.com name; leverage the resulting traffic with Onsale's high visitor-to-customer conversion rates; and increase efficiency by eliminating duplicative operating costs. This enhanced scale and brand should permit us to offer excellent prices to consumers while providing an outstanding pre- and post-sales Internet shopping experience."

"This business combination represents a further step in the dramatic evolution of Egghead.com as a leading Internet commerce company," said George Orban, Egghead.com's CEO. "Independent research indicates that Egghead is a significant nationally recognized name for online purchases of technology products. We intend to further leverage our brand equity, capital and management resources to develop the market leading retailer in our category."

The new Egghead.com will be headquartered in Menlo Park, California, with operations situated there and in Vancouver, Washington. Egghead.com's George Orban will become chairman of the combined company, and Onsale's Jerry Kaplan will serve as chief executive officer. The board of directors will consist of four directors from each company and one director selected mutually. Executives from both companies will join together to form a single management team.

Onsale is advised by Morgan Stanley & Co. Incorporated in this transaction, and Egghead.com is advised by Hambrecht and Quist LLC.

ABOUT ONSALE

Onsale (Nasdaq: ONSL) is a leading Internet real-time retailer providing low prices and personalized service through automation. Onsale atCost(TM) offers computer equipment at wholesale prices directly to businesses and consumers. Onsale atAuction(TM) offers bargains on excess merchandise and services through online auctions, such as personal computers, consumer electronics, sports and fitness equipment, and vacation packages. Onsale atCost and Onsale atAuction are located on the World Wide Web at www.onsale.com.

ABOUT EGGHEAD.COM

Egghead.com is a leading online retailer of current version and "off-price" personal computer hardware, software, peripherals and accessories. In addition to computer-related products, Egghead.com sells consumer electronics and other consumer and business goods. Egghead operates virtual superstores for computer hardware, software' and off-price goods, and online auctions at www.egghead.com.


                                     ###

(C)1999 Onsale, Inc. All Rights Reserved.

Onsale is a registered trademark and Onsale atAuction and Onsale atCost are trademarks of Onsale, Inc. All other companies and their brand names mentioned are trademarks or registered trademarks of their respective holders.

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to significant risks and uncertainties that may cause results to vary from expectations. Such factors include: the possibility of adverse changes in the markets the companies serve; substantial delay in the expected closing of the merger, including risks that shareholder approval will not be obtained; unexpected costs in connection with the combination, including diversion of management time; risks relating to integrating Onsale and Egghead.com, risks involved in retaining and motivating key personnel, difficulties in obtaining any of the expected benefits of the combination; potential fluctuations in operating results after a merger due to factors beyond Onsale's or Egghead.com's control; risks and uncertainties regarding the operations of the company are described in Onsale's most recent report on Form 10-K ended December 31, 1998 filed with the SEC; and risks and uncertainties relating to the ongoing operations of Egghead.com, as detailed in Egghead.com's most recent report on Form 10-K for the fiscal year ended April 3, 1999 filed with the SEC.

                                      -2-